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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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                 BY RULE 14a-6(e)(2))
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      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   THE MONTANA POWER COMPANY
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                 (Name of Registrant as Specified In Its Charter)

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           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)
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[LOGO]

August 16, 2001

Dear Fellow Shareholders:

During the last three weeks, you should have received proxy material for the upcoming Special Meeting of Shareholders of The Montana Power Company to be held September 14, 2001 in Butte, Montana. The sole purpose of the meeting is to consider and vote on the restructuring of the company, the sale of the utility to NorthWestern Corporation, as well as the redemption of two issues of preferred stock.

I want to encourage you to vote for The Montana Power Company's transition from a diversified energy and utility company to: (i) a stand-alone transmission and distribution utility company--The Montana Power, L.L.C., which will be sold to NorthWestern; and (ii) a national broadband transport service provider with a large fiber-optic network--Touch America, Inc. And, I want to address a question regarding the vote that has come to my attention and that I feel needs clarification.

A vote for restructuring and the sale will allow Touch America Holdings, Inc. to become a virtually debt-free, stand-alone, New York Stock Exchange listed telecommunications company, while placing the utility--The Montana Power, L.L.C. and all of its employees in the hands of a growing enterprise that has electric and natural gas delivery services as its focus. This restructuring will permit Touch America, Inc. to become a competitive telecommunications company and it is intended to insure that The Montana Power Company will remain fit and able to serve the citizens of Montana.

This is the last piece of the transition of The Montana Power Company to Touch America Holdings, Inc. We already have successfully divested our oil and gas, coal, and independent power production businesses. At the end of the day when the proceeds from the sale of the utility business are collected, Touch America, Inc. is expected to have $1.6 billion in assets, including about
$350 million in cash, and it is expected to be profitable and fully funded for its immediate business plans. This makes Touch America, Inc. extremely well positioned in the broadband telecom space and well positioned to take advantage of developing opportunities.

I would like to reiterate my enthusiastic support for this restructuring and confirm your Board of Directors' recommendation that you vote FOR the approval of the proposed merger; FOR the sale of the utility business; and FOR the redemption of the $4.20 and $6.00 Series preferred stock.

Many of you have already voted in favor of these proposals. For this support, I thank you. But there are still many of you who have not yet voted or who seem uncertain as to how you should vote. If you haven't voted, please cast your vote at your earliest opportunity.
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August 16, 2001
Page 2

One question that has come to my attention has been asked in different ways. But, it really relates to a notion that by not voting or by voting against the restructuring proposals, The Montana Power Company could somehow remain as a combined telecommunications and utility company. Let me take this opportunity to point out that your board of directors is committed to the separation of Touch America, Inc. into a stand alone company. Not voting or voting against these proposals will not change our strategy of maximizing shareholder value through the separation of Touch America, Inc. from the utility. Our future is in telecommunications, and the future of our utility is to become part of NorthWestern Corporation which is committed to grow its utility operations. Moreover, if the proposals fail to garner the necessary shareholder support, the Board will consider other methods to separate The Montana Power Company's energy and telecommunications businesses in order to fulfill our strategic vision.

I assure you that the Board of Directors' is committed to restructuring The Montana Power Company and is convinced that the best interests of The Montana Power Company--shareholders, employees, and the communities where it operates--are best served by a restructuring and sale. The Board is committed and is resolute in its belief that the proposals being voted on at the upcoming Special Meeting offer the best method for achieving this restructuring while maximizing future shareholder value.

No matter how many or how few shares you own, your vote is important. So please take a moment to vote for all of the proposals on your ballot.

Thank you for your support.
[LOGO]

Robert P. Gannon
Chairman and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR PROXY, NEED ASSISTANCE IN VOTING YOUR SHARES, OR WOULD LIKE TO CHANGE YOUR VOTE, PLEASE CALL OUR TOLL FREE NUMBER AT (800) 793-1283.